HARLEYSVILLE NATIONAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 8, 2003

TO THE SHAREHOLDERS OF HARLEYSVILLE NATIONAL CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Harleysville National Corporation will be held at 9:30 a.m., prevailing time, on Tuesday, April 8, 2003, at Presidential Caterers, 2910 DeKalb Pike, Norristown, Pennsylvania 19401, for the following purposes:

    To elect three Class A Directors: Harold A. Herr, Henry M. Pollak, and Stephanie S. Mitchell each for a term of 4 years;
    To consider and act upon a shareholder proposal included in the attached proxy statement, if properly presented at the meeting; and
    To transact any other business properly brought before the Annual Meeting and at any adjournment or postponement of the meeting.

In accordance with the by-laws of the corporation and action of the Board of Directors, only those shareholders of record at the close of business on February 21, 2003, will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

A copy of the corporation's Annual Report for the fiscal year ended December 31, 2002, accompanies this Notice. Copies of the corporation's Annual Report for the 2001 fiscal year may be obtained at no cost by contacting the Secretary of the corporation, Harleysville National Corporation, 483 Main Street, P.O. Box 195, Harleysville, Pennsylvania 19438-0195, telephone 215-256-8851.

Shareholders of record at the close of business on February 21, 2003 are entitled to vote. Your vote is important regardless of the number of shares that you own. Please sign, date and return the enclosed proxy card, or follow the instructions provided for voting via the Internet. Giving your proxy does not affect your right to vote in person if you attend the meeting and give written notice to the Secretary of the corporation.

BY ORDER OF THE BOARD OF DIRECTORS,

Walter E. Daller, Jr.

Chairman, President

and Chief Executive Officer

March 7, 2003

Harleysville, Pennsylvania

PROXY STATEMENT

Dated and to be mailed March 7, 2003

HARLEYSVILLE NATIONAL CORPORATION

483 MAIN STREET

HARLEYSVILLE, PENNSYLVANIA 19438-0195

(215) 256-8851

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 8, 2003

TABLE OF CONTENTS

QUESTIONS AND ANSWERS 3

VOTING METHODS 3

PROPOSAL NO. 1 - Election of Class A Directors 5

PRINCIPAL OWNERS 5

BENEFICIAL OWNERSHIP BY OFFICERS, DIRECTORS AND NOMINEES 6

INFORMATION CONCERNING DIRECTORS 7

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS 8

COMPENSATION OF DIRECTORS 9

EXECUTIVE COMPENSATION 10

EQUITY COMPENSATION PLAN TABLE 15

REPORT OF THE COMPENSATION COMMITTEE 16

REPORT OF THE AUDIT COMMITTEE 19

SHAREHOLDER RETURN PERFORMANCE GRAPH 20

SECTION 16(a) REPORTING COMPLIANCE 21

INDEPENDENT AUDITORS 21

PROPOSAL NO. 2 - Shareholder Proposal 22

COMPANY RESPONSE TO SHAREHOLDER PROPOSAL 23

ELECTRONIC DISTRIBUTION 24

HOUSEHOLDING 24

ADDITIONAL INFORMATION 25

OTHER MATTERS 25

Questions and Answers

Q: What am I voting on?

A: To elect 3 Class A Directors:

- Harold A. Herr

- Henry M. Pollak

- Stephanie S. Mitchell

To consider and act upon a shareholder proposal, included in the proxy statement, if properly presented at the meeting.

Q: Who is entitled to vote?

A: Shareholders on the record date, which is the close of business on February 21, 2003.

Q: How many votes do I have?

A: Each share of common stock is entitled to one vote.

Q: How do I vote?

A: You may vote by completing and returning the enclosed proxy card or by voting in person at the meeting. In addition, you may be able to vote via the Internet, as described below.

You have the right to vote and, if desired, to revoke your proxy at any time before the Annual Meeting:

    by giving written notice of revocation to the Secretary of Harleysville National Corporation at 483 Main Street, P.O. Box 195, Harleysville, PA 19438-0195;
    by executing a later-dated proxy and giving written notice thereof to the Secretary of the corporation; or
    by voting in person after giving written notice to the Secretary of the corporation.

Should you have any questions, please call American Stock Transfer and Trust Company, 800-937-5449.

VOTING METHODS

Voting by Proxy. You may vote by completing and returning the enclosed proxy. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on one of the proposals described in this proxy statement, your proxy will be voted as recommended by the Board of Directors.

ON YOUR PROXY CARD:
    Mark your selections
    Date and sign your name exactly as it appears on your card
    Mail to American Stock Transfer and Trust Company, Shareholder Services,

in the return envelope

Voting by Internet. If you are a registered shareholder, you may vote electronically through the Internet by following the instructions included with your proxy card. If your shares are registered in the name of a broker or other nominee, your nominee may be participating in a program provided through ADP Investor Communication Services that allows you to vote via the Internet. If so, the voting form your nominee sends you will provide Internet instructions.

Voting In Person. If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot which will be available at the meeting.

The last vote you submit chronologically (by any means) will supersede your prior vote(s). Also, if you vote via the Internet and later decide to attend the annual meeting, you may cancel your previous vote and vote in person at the meeting.

Questions and Answers (continued)

Q: How does discretionary authority apply?

A: If you sign your proxy card and do not make any selections, you give authority to Gregg J. Wagner, Executive Vice President, Finance, and Vernon L. Hunsberger, Senior Vice President, to vote on the proposals and any other matters that may arise at the meeting.

Q: Is my vote confidential?

A: Yes. Only the inspector, American Stock Transfer and Trust Company/Shareholder Services, and certain employees have access to your card. All comments remain confidential unless you ask that your name be disclosed.

Q: What does it mean if I get more than one proxy card?

A: Your shares are probably registered differently or are in more than one account. Sign and return all proxy cards to ensure that all your shares are voted. Please have all of your accounts registered in the same name and address. You may do this by contacting our transfer agent, American Stock Transfer and Trust Company/ Shareholder Services, 800-937-5449.

Q: What is the total number of HNC shares outstanding?

A: As of February 21, 2003, __________ shares of the corporation's common stock were issued and outstanding. No shares of preferred stock are outstanding. The corporation is currently authorized to issue 75,000,000 shares of common stock, par value $1.00 per share, and 8,000,000 shares of series preferred stock, par value $1.00 per share.

Q: What constitutes a quorum?

A: A majority of the outstanding shares, present or represented by proxy, constitutes a quorum. If you vote by proxy card, you will be considered part of the quorum. If you are present or represented by a proxy at the Annual Meeting and you abstain, your abstention will have the same effect as a vote against the proposals.

Q: When are the shareholder proposals due for the Year 2004 Annual Meeting?

A: Shareholder proposals must be submitted in writing by Friday, November 7, 2003, to the Secretary of Harleysville National Corporation at 483 Main Street, P.O. Box 195, Harleysville, PA 19438-0195.

Q: How does a shareholder nominate a director of Harleysville National Corporation?

A: Submit a written recommendation to the Chairman of the Nominating Committee, c/o Secretary, Harleysville National Corporation, 483 Main Street, P.O. Box 195, Harleysville, PA 19438-0195. The recommendation must include a notarized statement from the nominee indicating willingness to serve, if elected, and principal occupations or employment over the past five years.

Q: Who is responsible for the solicitation expenses?

A: American Stock Transfer and Trust Company, the corporation's transfer agent and registrar, will assist in the distribution of proxy materials and solicitation of votes according to the terms of the corporation's present contract with the transfer agent.

The corporation is responsible for expenses related to distribution of proxy materials and solicitation of votes and will reimburse American Stock Transfer and Trust Company, stockbrokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the owners of the corporation's common stock.

Proposal No. 1

Election of Class A Directors

Nominees for election this year are:

    Harold A. Herr - director since 1987
    Henry M. Pollak - director since 1996
    Stephanie S. Mitchell - director since 2002

Each nominee has consented to serve a 4-year term and until their successors are qualified and elected.

The by-laws of Harleysville National Corporation provide that the Board of Directors will not have less than 5 members or more than 25 members. The Board of Directors is divided into 4 classes. Each class is elected for a 4-year term. The Board of Directors has authority to fix the number of directors in each class and the authority to change that number at any time. No person may be elected to serve as a director who is not of legal age. No person over 72 may serve as a director. The Board of Directors has fixed the number of Board members at 10 with 3 directors in each of Classes A and B, and 2 directors in each of Classes C and D. Section 11.1 of the by-laws requires that a majority of the remaining members of the Board of Directors select and appoint directors to fill vacancies, even if the number of remaining members is less than a quorum. Each person who is appointed in this manner serves as a director until the expiration of the term of office of the class of directors to which he or she was appointed.

The Board of Directors recommends a vote FOR the election of these Class A Directors.

Principal Owners

The following table indicates the name and address of each person or business group who owns more than 5% of the corporation's total outstanding shares of common stock as of February 21, 2003, as well as the number of shares and the percentage of total outstanding shares beneficially owned by each person or business group.

Shares Percent of Outstanding

Beneficially Common Stock

Name and Address Owned (1) Beneficially Owned

The Harleysville National Bank and Trust Company __________ (2) _____%

Investment Management and Trust Division

483 Main Street

P.O. Box 195

Harleysville, Pennsylvania 19438-0195

  The securities "beneficially owned" by an individual are determined according to the definitions of "beneficial ownership" found in the General Rules and Regulations of the Securities and Exchange Commission and may include securities owned by or for the individual's spouse and minor children and any other relative who resides in the same home, as well as securities that the individual has or shares the right to vote or the authority to make investment decisions or any shares the individual has the right to acquire beneficial ownership of within 60 days after February 21, 2003. Beneficial ownership may be disclaimed under certain circumstances.
  Shares held by The Harleysville National Bank and Trust Company's Investment Management and Trust Division are held in its fiduciary capacity. The Harleysville National Bank and Trust Company's Investment Management and Trust Division has sole power to vote or to direct the vote of __________ shares and sole power to make investment decisions for __________ shares.

Beneficial Ownership By Officers, Directors and Nominees

The following table indicates the amount and percentage of the corporation's total outstanding shares of common stock beneficially owned by each named officer, director and nominee for director and by all officers of the corporation and its banking subsidiaries as a group, as of February 21, 2003.

	Number		Percent of
	Of Shares	Right to	Outstanding
Name	Owned (1)	Acquire (2)	Shares
Walter R. Bateman, II (3)	1,217	-	*
LeeAnn B. Bergey (4)	1,648	22,725	*
Walter E. Daller, Jr. (5)	364,631	132,245	_____ %
Harold A. Herr (6)	27,400	22,725	*
Thomas C. Leamer (7)	100	-	*
Stephanie S. Mitchell (8)	59,643	-	*
Henry M. Pollak (9)	41,502	22,725	*
Palmer E. Retzlaff (10)	6,713	22,725	*
James A. Wimmer (11)	566,612	5,357	_____ %
William M. Yocum	76,916	22,725	*
All Officers and Directors as a Group (21 persons) (13)	1,887,440		___ % (14)

*Less than one percent (1%) unless otherwise indicated.

  Includes shares for which the named person:

  - has sole voting and investment power,

  - has shared voting and investment power with a spouse.

  Shares that can be acquired through stock options exercised through April 22, 2003.
  Class B Director whose term expires in 2004. Ownership includes 158 shares held solely by Mr. Bateman's spouse.
  Class B Director whose term expires in 2004.
  Class D Director whose term expires in 2006. Ownership includes 28,563 shares held solely by Mr. Daller's spouse.
  Class A Director whose term expires in 2003 and a nominee for Class A Director whose term will expire in 2007.
  Class D Director whose term expires in 2006.
  Class A Director whose term expires in 2003 and a nominee for Class A Director whose term will expire in 2007. Ownership includes the following:

  - 8,643 shares held by Ms. Mitchell's spouse, and

  - 30,000 shares held by her company.

  Class A Director whose term expires in 2003 and a nominee for Class A Director whose term will expire in 2007.
  Class B Director whose term expires in 2004. Ownership includes 518 shares held solely by Mr. Retzlaff's spouse.
  Class C Director whose term expires in 2005. Ownership includes the following:

  - 428,255 shares held solely by Mr. Wimmer's spouse, and

  - 10,980 shares held by a trust for which Mr. Wimmer acts as Co-Trustee.

  Class C Director whose term expires in 2005.
  Does not include __________ shares held by the Investment Management and Trust Division of The Harleysville National Bank and Trust Company in its fiduciary capacity.
  The percent of class assumes the exercise of all outstanding options issued to directors, employee directors, and officers and, therefore, on a pro forma basis, __________ shares of common stock outstanding.

INFORMATION CONCERNING DIRECTORS

Former Class D Director, Thomas S. McCready, retired on December 11, 2002. Mr. McCready was also a member of the Compensation Committee until the time of his retirement.

Three Directors will be elected at the Annual Meeting to serve as Class A Directors for a 4-year term expiring in the year 2007.

Name	Age	Principal Occupation for Past Five Years and Position Held with the Corporation	Director of Corporation Since
Class A Directors To Serve Until 2003 (nominees For Class A Director To Serve Until 2007)

Harold A. Herr	55	Partner - Albert S. Herr & Sons, Real Estate Development	1987

Stephanie S. Mitchell	54	Secretary - R. C. Smith Industries; Secretary/Treasurer - Cole Candy & Tobacco Co., Inc.; Director of Security National Bank	2002

Henry M. Pollak	71	President - American Machine and Tool, manufacturer of pumps; Director of Security National Bank	1996

Class B Directors To Serve Until 2004

Palmer E. Retzlaff	71	President - Southwest Grain Company, a grain import and export business; Director, Teleflex, Inc.	1996

Walter R. Bateman, II	55	President & CEO - Harleysville Mutual Insurance Company	2002

LeeAnn B. Bergey	49	President - Bergey's Leasing Associates, a full-service truck leasing and rental company	1999

Current Class C Directors To Serve Until 2005

James A. Wimmer	62	Attorney-at-Law - Philip & Wimmer; Director of Citizens National Bank	2000

William M. Yocum	68	President - W. M. Yocum Machine Company	1984

Class D Directors To Serve Until 2006

Walter E. Daller, Jr.	63	Chairman of the Board, President and Chief Executive Officer of the corporation; Chairman of Harleysville; Director of Citizens National Bank; and Director of Security National Bank	1977

Thomas C. Leamer	61	President - Delaware Valley College	2003

Meetings and Committees of the Board of Directors

Board Member	Corporate Board	Audit	Compensation	Executive	Investment and Funds Management	Nominating	Pension & 401(k) Plan	Risk Management	Trust
W. R. Bateman, II	a	a (2)
L. B. Bergey	a	a		a		a
W. E. Daller, Jr.	a			a	a	a (3)	a	a	a
H. A. Herr	a		a	a				a
T. S. McCready (1)	a		a				a
S. S. Mitchell	a
H. M. Pollak	a	a							a
P. E. Retzlaff	a	a		a
J. A. Wimmer	a				a		a		a
W. M. Yocum	a		a	a		a
Meetings Held in 2002	11	4	4	10	4	0	7	2	4

  Retired December 11, 2002

  Appointed to Audit Committee effective February 13, 2003
  Removed from Nominating Committee effective February 13, 2003
  Audit Committee:

The Audit Committee held 4 meetings during fiscal year 2002. The Audit Committee, chaired by independent director Palmer E. Retzlaff, oversees the accounting and tax functions of the corporation, recommends to the Board the engagement of independent auditors for the year, reviews with management and the auditors the plan and scope of the audit engagement, reviews the annual financial statements of the corporation and any recommended changes or modifications to control procedures and accounting practices and policies, and monitors with management and the auditors the corporation's system of internal controls and its accounting and reporting practices. All members are non-employee directors.
  Compensation Committee:

Administers executive compensation programs, policies and practices. Acts in an advisory role on employee compensation. All members are non-employee directors. Harold A. Herr is the chairperson for this committee.
  Executive Committee:

Acts, with limited powers, on behalf of the Board whenever the Board is not in session. The chairperson is Walter E. Daller, Jr., President and CEO of the corporation.

  Investment and Funds Management Committee:

Oversees the Investment Policy, reviews liquidity and approves the type and maturity of investments. Co-chairpersons for this committee are Vernon L. Hunsberger, Sr. Vice President /Accounting and Harry T. Weierbach, Sr. Vice President/Investments.
  Nominating Committee:

Considers and recommends nominees for election as directors and officers. Reviews and evaluates the Board and its members. William M. Yocum, independent director, is the chairperson for this committee.
  Pension & 401(k) Plan Committee:

Ensures the retirement plans are meeting the needs of the employees at a reasonable cost to the corporation. Evaluates the investment performance, recommends plan revisions and reviews the performance of the plan administrators and investment managers. Robert L. Reilly, Sr. Vice President/Human Resources, is chairperson for this committee

  Risk Management Committee:

Oversees the corporation's documentation, measurement and monitoring of the major risk components of a banking company. Tracie A. Young, Sr. Vice President/Risk Management is the chairperson for this committee.

  Trust Committee:

Administers policies and procedures for the Investment Management and Trust Division. Reviews financial reporting for the division and reviews exceptions to Trust accounts. Chairperson for this committee is Clay T. Henry, Sr. Vice President/Trust and Financial Services.

The members of the Board of Directors of the corporation also serve as the members of the Board of Directors of The Harleysville National Bank and Trust Company, with the exception of Messrs. Pollak, Wimmer and Ms. Mitchell. During 2002, the corporation held 11 regular monthly board meetings, the annual meeting and the annual reorganization meeting. All of the directors attended at least 75% of the meetings of the Boards of Directors of the corporation and the bank and of the committees of which they were members.

Compensation of Directors

Directors of the corporation do not receive a fee for meetings attended, with the exception of Messrs. Pollak, Wimmer and Ms. Mitchell, who each receive one-half of the annual retainer fee and one-half of the meeting fee paid to Directors of The Harleysville National Bank and Trust Company for each meeting of the corporation attended. These reduced fees are paid to Messrs. Pollak, Wimmer and Ms. Mitchell in recognition of the time and travel necessary to attend the meetings of the corporation. Directors were not compensated for committee meetings of less than 15 minutes in duration or for committee meetings held prior to a board meeting. Historically, the corporation holds fewer meetings than each of its banking subsidiaries. In 2002, Directors of The Harleysville National Bank and Trust Company received $124,118, in the aggregate. This compensation included the following:

    $500 for each Board meeting attended,
    $375 for each Board committee meeting attended,
    an annual retainer of $8,500,
    an annual retainer of $1,250 to committee chairpersons, and a bonus of $2,950.

The corporation maintains deferred compensation plans for its directors. In the past, certain directors elected to defer, with interest, all or part of their compensation for future distribution. Under the terms of the plan, benefits can be paid out to the respective directors over a 10-year period. Should the director die before age 70 or before receiving all of the benefits, the remaining benefit would be paid to his or her beneficiary until age 70 or for ten years, whichever is greater. This plan is an unfunded plan, which is subject to substantial risk of forfeiture, and the director is not deemed vested in the plan, according to the terms of the plan.

1998 Independent Directors Stock Option Plan

The corporation maintains a stock option plan to advance the development, growth and financial condition of the corporation and its subsidiaries; and, to secure, retain and motivate non-employee directors. During 2002, there were 29,400 shares granted under the plan. As of December 31, 2002 a total of 144,861 shares remained available for grant under the plan, reflecting adjustment for a 5% stock dividend paid on September 16, 2002. There were no options exercised under the plan during 2002. On January 2, 2003, each non-employee director was granted 4,200 options; 33,600 were granted, in the aggregate.

Executive Compensation

Information concerning annual and long-term compensation for services in all capacities to the corporation is shown below, for the fiscal years ending December 31, 2002, 2001, and 2000 for those individuals who served as the corporation's Chief Executive Officer, and were executive officers (other than the Chief Executive Officer) whose total annual salary and bonus exceeded $100,000, at December 31, 2002.

SUMMARY COMPENSATION TABLE

Name and Position	Year	Salary ($)	Bonus ($)	Other ($)	Restricted Stock ($)	Options (Shares)(1) (#)	LTIP Payouts ($)	All Other Compensation(2) ($)
Walter E. Daller, Jr. Chairman, President and CEO; Chairman, Harleysville National Bank	2002 2001 2000	430,000 410,000 391,500	285,000 270,000 240,000	-- -- --	-- -- --	10,000 -- 110,250	-- -- --	763,079 713,258 144,544
Demetra M. Takes Vice President; President and CEO, Harleysville National Bank	2002 2001 2000	254,000 239,000 225,000	105,000 95,000 90,000	-- -- --	-- -- --	-- -- 55,651	-- -- --	88,726 82,564 62,311
Fred C. Reim, Jr. President and CEO, Security National Bank	2002 2001 2000	153,000 145,600 140,000	38,250 33,500 32,000	-- -- --	-- -- --	-- -- 51,451	-- -- --	24,701 23,163 4,200
Thomas D. Oleksa President and CEO, Citizens National Bank	2002 2001 2000	150,000 140,000 120,000	45,000 42,000 32,400	-- -- --	-- -- --	-- -- 51,451	-- -- --	30,905 28,816 11,100
Clay T. Henry Sr. Vice President, Harleysville National Bank	2002 2001 2000	143,100 135,000 129,800	33,750 33,750 29,500	-- -- --	-- -- --	-- -- 24,150	-- -- --	4,293 3,505 3,894

  Options (shares) granted in 2000 have been adjusted to reflect a 5% stock dividend paid September 16, 2002.

(2)Major components of All Other Compensation include:

	Deferred Compensation Plan	Supplemental Executive Retirement Plan	Harleysville's 401(k) Plan Contribution
Walter E. Daller, Jr. 2002 2001 2000	6,990 6,990 6,990	750,089 701,018 132,454	6,000 5,250 5,100
Demetra M. Takes 2002 2001 2000	-- -- --	82,726 77,314 57,211	6,000 5,250 5,100
Fred C. Reim, Jr. 2002 2001 2000	-- -- --	20,111 18,795 --	4,590 4,368 4,200
Thomas D. Oleksa 2002 2001 2000	-- -- --	26,405 24,678 7,500	4,500 4,138 3,600
Clay T. Henry 2002 2001 2000	-- -- --	-- -- --	4,293 3,505 3,894

Executive Employment Agreement

In 1998, the corporation and/or The Harleysville National Bank and Trust Company, and/or Security National Bank, and/or Citizens National Bank entered into employment agreements with certain key executives.

The corporation and The Harleysville National Bank and Trust Company entered into an employment agreement with Walter E. Daller, Jr., Chairman, President and Chief Executive Officer of the corporation and, currently, Chairman of the bank. The agreement is for a term of 5 years. The term renews automatically at the end of the five-year period for an additional three-year term. The employment agreement renews automatically at the end of the three-year extension for additional one-year terms. The corporation and the bank must provide written notice to Mr. Daller of non-renewal prior to the automatic extension dates if they do not want the agreement to automatically renew. The agreement specifies Mr. Daller's position and duties, compensation and benefits, and indemnification and termination provisions. The agreement also contains a non-competition provision and a confidentiality provision.

Under the terms of his employment agreement, Mr. Daller serves as the Chairman, President and Chief Executive Officer of the corporation and Chairman of The Harleysville National Bank and Trust Company. Mr. Daller was entitled to an annual direct salary of $340,000 for 1998 and $357,000 in 1999. This salary may be increased in subsequent years as the Board of Directors deems appropriate. In addition, the Boards of Directors of the corporation and the bank may pay a periodic bonus to Mr. Daller. Effective January 1, 1999, Mr. Daller was not entitled to receive director's fees or other compensation for serving on the corporation's and the bank's Boards of Directors or committees. Mr. Daller is also entitled to receive employee benefits made available by The Harleysville National Bank and Trust Company to its employees and to the use of an automobile.

If the corporation terminates Mr. Daller's employment for cause, then his rights under the agreement terminate as of the effective date of his termination. If Mr. Daller terminates his employment for good reason, then he is entitled to an amount equal to the balance of his "Agreed Compensation" for the then remaining employment period or 2.99 times his "Agreed Compensation," whichever is greater. Mr. Daller's rights under the agreement terminate automatically upon his disability; except, however, that Mr. Daller will receive an amount equal to and no greater than 70% of his "Agreed Compensation" until the earliest to occur of his return to work, his attainment of age 65 or his death. Mr. Daller's rights under the agreement terminate upon his death and the corporation and The Harleysville National Bank and Trust Company will pay 2.99 times his annual base salary to his designated beneficiary. If Mr. Daller retires prior to the expiration of the agreement, the corporation and the bank will pay Mr. Daller a lump sum of 1.5 times his "Agreed Compensation." If Mr. Daller's employment is terminated as a result of a change in control, then he is entitled to receive a lump sum payment equal to no greater than 2.99 times his "Agreed Compensation." In addition, Mr. Daller has certain rights to continuation of his life, disability, medical insurance, and other normal health and welfare benefits.

In 1998, the corporation also entered into employment agreements with:

    Demetra M. Takes, President and Chief Executive Officer,

The Harleysville National Bank and Trust Company
    Vernon L. Hunsberger, Senior Vice President/Finance,

The Harleysville National Bank and Trust Company
    Fred C. Reim, Jr., President and Chief Executive Officer,

Security National Bank
    Thomas D. Oleksa, President and Chief Executive Officer,

Citizens National Bank

These employment agreements are similar to Walter E. Daller, Jr.'s agreement, except that the term is for 3 years and renews automatically at the end of the three-year period for additional one-year terms.

Option Grants

There were 11,050 stock options granted to executive officers during the fiscal year ended December 31, 2002.

Aggregated Option Exercises and Fiscal Year-End Values

The following table shows information about all exercises of stock options by the named officers during the last fiscal year as well as the fiscal year-end option values for each named executive officer under the 1993 Stock Incentive Plan and under the 1998 Stock Incentive Plan and held by them at December 31, 2002. The options and information shown in the table have been adjusted to reflect a 5% stock dividend, paid on September 16, 2002.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

Name and Principal Position	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/at FY-End Exercisable/Unexercisable (#)(2)	Value of Unexercised In-the-money Options/at FY-End (1) Exercisable/Unexercisable ($)
Walter E. Daller, Jr. Chairman, President and CEO; Chairman, Harleysville National Bank	--	--	132,245/10,000	1,717,729/20,950
Demetra M. Takes Vice President; President and CEO, Harleysville National Bank	--	--	33,837/33,391	428,205/444,267
Fred C. Reim, Jr. President and CEO, Security National Bank	--	--	27,957/30,871	357,952/410,739
Thomas D. Oleksa President and CEO, Citizens National Bank	--	--	32,157/30,871	405,853/410,739
Clay T. Henry Sr. Vice President, Harleysville National Bank	--	--	10,387/15,880	109,136/204,014

  Market value of underlying securities based on the average of the closing bid and ask prices of the corporation's common shares as quoted on NASDAQ Online on the last trading day of year 2002, December 31, 2002, minus the exercise price.

  Includes shares granted under the 1993 Stock Incentive Plan and the 1998 Stock Incentive Plan.

Pension Plan

The corporation maintains a non-contributory funded pension plan for all full-time employees of its banking subsidiaries over age 21, who have completed 1 year of service. Annual benefits to eligible retired employees at age 65 or, if later, the 5th anniversary of the first day of the plan year in which they began to participate in the plan, are provided according to the following formula:

The product of (A) and (B), where
    is the sum of:
    .65% of average compensation, plus
    .60%, (.56% or .52% for participants whose social security retirement age is 66 or 67, respectively) of average compensation above the covered compensation level of an individual attaining the social security retirement age in the current plan year; and
    is the participant's years of service as of his normal retirement date, but not in excess of 25 years.

Average compensation is the average of the highest 5 consecutive salaries, excluding bonuses, during the last 10 years of employment. Compensation for pension purposes is limited to $200,000 (for calendar years 2001 and 2000 the compensation limit was $170,000; for calendar years 1999, 1998, and 1997 the compensation limit was $160,000; for 1996 and earlier, the compensation limit was $150,000) as required under federal pension law. Total contributions by Harleysville to the pension plan for the years ending December 31, 2002, 2001, and 2000 were $800,000, $467,623, and $0, respectively.

The following table shows the estimated annual retirement benefit payable according to the pension plan to an officer currently age 65 for his lifetime. The table does not reflect any limitations on benefits to participants that may apply under the Internal Revenue Code. Benefits listed in the following table are integrated with Social Security.

Average Annual Earnings	10 Years of Service	15 Years of Service	20 Years of Service	25 Years of Service	30 Years of Service
$ 75,000	$ 7,008	$10,513	$14,017	$17,521	$17,521
100,000	10,133	15,200	20,267	25,333	25,333
125,000	13,258	19,888	26,517	33,146	33,146
150,000	16,383	24,575	32,767	40,958	40,958
175,000	19,508	29,263	39,017	48,771	48,771
200,000	22,633	33,950	45,267	56,583	56,583

Walter E. Daller, Jr., Chairman, President and Chief Executive Officer of Harleysville National Corporation, has 25 years of credited service under the pension plan. Average salary, upon which benefits would be calculated at December 31, 2002, is $172,000.

Demetra M. Takes, President and Chief Executive Officer of The Harleysville National Bank and Trust Company, has 25 years of credited service under the pension plan. Average salary, upon which benefits would be calculated at December 31, 2002, is $172,000.

Fred C. Reim, Jr., President and Chief Executive Officer of Security National Bank, has 9 years of credited service under the pension plan. Average salary, upon which benefits would be calculated at December 31, 2002, is $137,558.

Thomas D. Oleksa, President and Chief Executive Officer of Citizens National Bank, has 12 years of credited service under the pension plan. Average salary, upon which benefits would be calculated at December 31, 2002, is $118,550.

Clay T. Henry, Senior Vice President of The Harleysville National Bank and Trust Company, has 5 years of credited service under the pension plan. Average salary, upon which benefits would be calculated at December 31, 2002, is $133,175.

401(k) Plan

The corporation maintains a 401(k) plan. It is a tax-exempt profit-sharing plan, qualified under 401(k) of the Internal Revenue Code. All employees are eligible to participate on the first day of the calendar quarter following six months of service, if they are 21 years of age, and they may contribute a maximum up to IRS dollar limit of their salary on a pre-tax basis, with a 50% employer match, up to a maximum of 3% of salary. The funds in the 401(k) plan are managed by an independent investment manager. Distributions are made upon normal retirement at age 65, early retirement at age 55 with a minimum of 15 years of service, or upon disability, death, termination or hardship. A participant may elect distributions in a lump sum, in installments or as an annuity for life.

Supplemental Executive Retirement Plan for Walter E. Daller, Jr.

The Harleysville National Bank and Trust Company maintains a Supplemental Executive Retirement Plan for Walter E. Daller, Jr., Chairman, President and Chief Executive Officer of Harleysville National Corporation. The plan provides for payment to the covered employee of an annual supplemental retirement benefit equal to 70% of his annual base salary upon retirement, thereafter offset by the employer's share of social security, defined benefit pension and available employer's 401(k) matching contribution. There is a lifetime payout in retirement benefits with a minimum payout of 10 years. There is a pre-retirement death benefit, payable for 10 years, of 100% of the annual base salary for the first year, and 70% of the annual base salary for the next 9 years.

The following table shows the estimated annual retirement benefit payable according to the Supplemental Executive Retirement Plan to Walter E. Daller, Jr. under the Plan:

Base Salary	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10

$100,000	$70,000	$70,000	$70,000	$70,000	$70,000	$70,000	$70,000	$70,000	$70,000	$70,000
125,000	87,500	87,500	87,500	87,500	87,500	87,500	87,500	87,500	87,500	87,500
150,000	105,000	105,000	105,000	105,000	105,000	105,000	105,000	105,000	105,000	105,000
175,000	122,500	122,500	122,500	122,500	122,500	122,500	122,500	122,500	122,500	122,500
200,000	140,000	140,000	140,000	140,000	140,000	140,000	140,000	140,000	140,000	140,000
225,000	157,500	157,500	157,500	157,500	157,500	157,500	157,500	157,500	157,500	157,500
250,000	175,000	175,000	175,000	175,000	175,000	175,000	175,000	175,000	175,000	175,000
275,000	192,500	192,500	192,500	192,500	192,500	192,500	192,500	192,500	192,500	192,500
300,000	210,000	210,000	210,000	210,000	210,000	210,000	210,000	210,000	210,000	210,000
325,000	227,500	227,500	227,500	227,500	227,500	227,500	227,500	227,500	227,500	227,500
350,000	245,000	245,000	245,000	245,000	245,000	245,000	245,000	245,000	245,000	245,000
375,000	262,500	262,500	262,500	262,500	262,500	262,500	262,500	262,500	262,500	262,500
400,000	280,000	280,000	280,000	280,000	280,000	280,000	280,000	280,000	280,000	280,000
425,000	297,500	297,500	297,500	297,500	297,500	297,500	297,500	297,500	297,500	297,500
450,000	315,000	315,000	315,000	315,000	315,000	315,000	315,000	315,000	315,000	315,000

Salary upon which benefits would be calculated at December 31, 2002, under the Supplemental Executive Retirement Plan is $430,000 for Walter E. Daller, Jr., Chairman, President and Chief Executive Officer of Harleysville National Corporation and Chairman of The Harleysville National Bank and Trust Company; credited coverage under the plan is 23 years.

Supplemental Executive Retirement Plan

The Harleysville National Bank and Trust Company maintains a Supplemental Executive Retirement Plan for certain officers and key employees of the banking subsidiaries. The plan provides for payment to the covered employee of an annual supplemental retirement benefit equal to 50% of their annual base salary upon retirement, thereafter offset by the employer's share of social security, defined benefit pension and available employer's 401(k) matching contribution. There is a lifetime payout in retirement benefits with a minimum payout of 10 years. There is a pre-retirement death benefit, payable for 10 years, of 100% of the annual base salary for the first year, and 50% of the annual base salary for the next 9 years.

The following table shows the estimated annual retirement benefit payable according to the Supplemental Executive Retirement Plan to an employee covered under the Plan:

Base Salary	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10

$100,000	$50,000	$50,000	$50,000	$50,000	$50,000	$50,000	$50,000	$50,000	$50,000	$50,000
125,000	62,500	62,500	62,500	62,500	62,500	62,500	62,500	62,500	62,500	62,500
150,000	75,000	75,000	75,000	75,000	75,000	75,000	75,000	75,000	75,000	75,000
175,000	87,500	87,500	87,500	87,500	87,500	87,500	87,500	87,500	87,500	87,500
200,000	100,000	100,000	100,000	100,000	100,000	100,000	100,000	100,000	100,000	100,000
225,000	112,500	112,500	112,500	112,500	112,500	112,500	112,500	112,500	112,500	112,500
250,000	125,000	125,000	125,000	125,000	125,000	125,000	125,000	125,000	125,000	125,000
275,000	137,500	137,500	137,500	137,500	137,500	137,500	137,500	137,500	137,500	137,500
300,000	150,000	150,000	150,000	150,000	150,000	150,000	150,000	150,000	150,000	150,000
325,000	162,500	162,500	162,500	162,500	162,500	162,500	162,500	162,500	162,500	162,500
350,000	175,000	175,000	175,000	175,000	175,000	175,000	175,000	175,000	175,000	175,000
375,000	187,500	187,500	187,500	187,500	187,500	187,500	187,500	187,500	187,500	187,500
400,000	200,000	200,000	200,000	200,000	200,000	200,000	200,000	200,000	200,000	200,000
425,000	212,500	212,500	212,500	212,500	212,500	212,500	212,500	212,500	212,500	212,500
450,000	225,000	225,000	225,000	225,000	225,000	225,000	225,000	225,000	225,000	225,000

Salary upon which benefits would be calculated at December 31, 2002, under the Supplemental Executive Retirement Plan is $254,000 for Demetra M. Takes, Vice President of Harleysville National Corporation and President and Chief Executive Officer of The Harleysville National Bank and Trust Company; credited coverage under the plan is 12 years.

Salary upon which benefits would be calculated at December 31, 2002, under the Supplemental Executive Retirement Plan is $153,000 for Fred C. Reim, Jr., President and Chief Executive Officer of Security National Bank; credited coverage under the plan is 9 years.

Salary upon which benefits would be calculated at December 31, 2002, under the Supplemental Executive Retirement Plan is $150,000 for Thomas D. Oleksa, President and Chief Executive Officer of Citizens National Bank; credited coverage under the plan is 11 years.

Clay T. Henry, Senior Vice President of The Harleysville National Bank and Trust Company, may become eligible to participate in the plan following 5 years of service.

Equity Compensation Plan Information

The following table provides information about our shares of common stock that may be issued under our existing equity compensation plans as of December 31, 2002.

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (A) (#)	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (B) ($)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS EXCLUDING SECURITIES REFLECTED IN COLUMN (A) (C)(#)
Equity Compensation Plans Approved by Stockholders	1,326,838(1)	$13.82 per share	369,684

Equity Compensation Plans Not Approved by Stockholders	-0-(2)	-0-	16,719

TOTAL	1,326,838	$13.82 per share	386,403

  Includes shares issued under the corporation's 1993 and 1998 Stock Incentive Plans and 1998 Independent Director's Stock Option Plan.

  On December 13, 1996, the Board of Directors authorized the registration of 48,620 shares of common stock for issuance under the HNC Employee Stock Bonus Plan. On December 24, 1996, in celebration of the company reaching $1 billion in total assets, 27,458 shares were issued to full and part-time employees of the corporation's three banking subsidiaries. Annually, shares under this Plan are awarded to employees in recognition of exemplary service during the calendar year. When awarded, the value of shares is based on the closing price of HNBC common stock as of the close of business on the last business day of the most recently completed calendar quarter. Registered shares and available shares under the Plan reflect adjustment for stock dividends.

1993 Stock Incentive Plan

The corporation maintains the 1993 Stock Incentive Plan. The plan's purpose is to advance the development, growth and financial condition of the corporation. The plan provides that shares of our common stock be issued to certain employees of the corporation and banking subsidiaries.

A disinterested committee of the corporation's Board of Directors administers the plan. Awards can be made in the form of incentive stock options, non-qualified stock options, stock appreciation rights or restricted stock as the disinterested committee deems appropriate. No stock options remain available for grant under the 1993 Stock Incentive Plan. During 2002, 6,478 stock options were granted and 19,099 options were exercised under this plan. There are 112,784 options outstanding under the plan. All shares have been adjusted to reflect a 5% stock dividend paid by the corporation on September 16, 2002.

1998 Stock Incentive Plan

The corporation maintains the 1998 Stock Incentive Plan. The plan's purpose is to advance the development, growth and financial condition of the corporation. The plan provides that shares of our common stock be issued to certain employees of the corporation and banking subsidiaries.

A disinterested committee of the corporation's Board of Directors administers the plan. Awards can be made in the form of incentive stock options, non-qualified stock options, stock appreciation rights or restricted stock as the disinterested committee deems appropriate. 224,825 stock options remain available for grant under the 1998 Stock Incentive Plan. During 2002, 4,572 stock options were granted and 70,771 options were exercised under this plan. All shares have been adjusted to reflect a 5% stock dividend paid by the corporation on September 16, 2002.

Harleysville National Corporation Stock Bonus Plan

The corporation maintains the Harleysville National Corporation Stock Bonus Plan to recognize employees who have:
    a strong interest in the successful operation of the business;
    loyalty to the corporation and banking subsidiaries; and
    visible evidence of increased efficiency.

The Stock Bonus Plan is administered by the Compensation Committee of the corporation. The committee annually determines, in its sole discretion, the amount of shares the corporation awards.

The corporation awarded 295 shares on April 1, 2002, to certain employees for exemplary service throughout 2001. As of December 31, 2002, a total of 16,719 shares remained available for awards under the plan. The shares authorized and awarded under this plan have been adjusted to reflect a 5% stock dividend paid by the corporation on September 16, 2002.

REPORT OF THE COMPENSATION COMMITTEE

The Board of Directors of the corporation is responsible for governance of the corporation and its banking subsidiaries. In fulfilling its fiduciary duties, the Board of Directors acts in the best interests of our shareholders, customers and the communities served by the corporation and its banking subsidiaries. To accomplish the strategic goals and objectives of the corporation, the Board of Directors employs competent persons who undertake to accomplish these objectives with integrity and in a cost-effective manner. The compensation of these individuals is part of the Board of Directors' fulfillment of its duties to accomplish the corporation's strategic mission. The wholly-owned banking subsidiaries of the corporation provide compensation to the respective employees of the corporation and its banking subsidiaries.

The basic philosophy of the corporation's compensation program is to offer competitive compensation opportunities for all employees based on the individual's contribution and personal performance. The compensation committee, comprised of 3 outside directors whose names appear at the end of this report, administers the compensation program. The objectives of the committee are to establish:
    a fair compensation policy to govern executive officers' base salaries, and incentive plans to attract and motivate competent, dedicated and ambitious managers whose efforts will enhance the products and services of the corporation.

Management believes that this will result in:
    improved profitability;
    increased dividends to our shareholders; and
    subsequent appreciation in the market value of shares of the corporation's common stock.

Annually, the Board of Directors reviews and approves the compensation of the corporation's and its banking subsidiaries' top executives. The top executives, whose compensation is determined by the committee, include the chief executive officer, the president, executive vice presidents and all senior vice presidents. As a guideline for review in determining appropriate compensation, the committee considers:
    various resource materials, and
    the corporation's earnings and overall performance relative to various peer groups both in the short term and long term.

This peer group of banks with assets over $1 billion is different than the peer group used for the Shareholder Return Performance Graph. The principal resources used for peer group comparisons are:
    2002 edition of the annual SNL Executive Compensation Review of Commercial Banks, and
    2002 edition of the L. R. Webber Associates Salary/Benefits Survey of the Pennsylvania Financial Services Industry.

The peer group on the "Shareholder Return Performance Graph" includes bank holding companies and banks listed on NASDAQ that may not be located in Pennsylvania.

The compensation committee does not deem Section 162 (m) of the Internal Revenue Code to be applicable to the corporation at this time. The compensation committee intends to monitor the future application of Section 162 (m) of the Internal Revenue Code to the compensation paid to its executives, officers and, in the event that this section becomes applicable, the compensation committee intends to amend the corporation's compensation plans to preserve the deductibility of compensation payable under the plans.

Chief Executive Officer Compensation

The Board of Directors has determined that the compensation of the chief executive officer, as increased by 3.49% over 2002 compensation of $430,000, is appropriate in light of the following 2002 performance accomplishments as of September 30, 2002:
    a 15.6% increase in net income
    a 16.8% return on equity
    a 13.8% increase in assets
    a 1.5% return on assets
    a 13.0% increase in shareholder dividends

There is, however, no direct correlation between the chief executive officer's compensation, the chief executive officer's increase in compensation and any of the above criteria, nor is there any specific weight given by the committee to any of the above individual criteria. The increase in the chief executive officer's compensation is based on the committee's subjective determination after review of all information, including the above, that it deems relevant.

Executive Officers

The Board of Directors has established that the compensation of the executive officers of the corporation and its banking subsidiaries will increase by 6.0% over 2002 compensation of $2,282,171 in the aggregate. Compensation increases were determined by the committee based on its subjective analysis of the individual's contribution to the corporation's strategic goals and objectives. In determining whether strategic goals have been achieved, the Board of Directors considers, among numerous factors, the corporation's performance as measured by:
    earnings
    revenues
    return on assets
    return on equity
    market share
    total assets
    non-performing loans

Although the performance and increases in compensation were measured in light of these factors, there is no direct correlation between any specific criterion and the employee's compensation, nor is there any specific weight provided to any such criteria in the committee's analysis. The determination by the committee is subjective after review of all information, including the above, as it deems relevant.

In addition to base salary, executive officers of the corporation and its banking subsidiaries may participate currently in the following annual and long-term incentive plans:

    Pension Plan
    401(k) Plan
    Non-qualified Supplemental Retirement Benefit Plan
    1993 Stock Incentive Plan
    1998 Stock Incentive Plan

Total compensation opportunities available to the employees of the corporation and its banking subsidiaries are influenced by:

    general labor market conditions
    the individual's specific responsibilities
    the individual's contributions to our success

Individuals are reviewed annually on a calendar year basis. The corporation strives to offer compensation that is competitive with that offered by employers of comparable size in our industry. Through these compensation policies, the corporation strives to meet its strategic goals and objectives to its constituencies and to provide compensation that is fair and meaningful to its employees.

COMPENSATION COMMITTEE

Harold A. Herr, Chairman

Thomas S. McCready (retired as of 12/11/2002)

William M. Yocum

Compensation Committee Interlocks and Insider Participation

During 2002, no current or former officer or employee of the corporation or of any of its banking subsidiaries served on the compensation committee. In addition, none of the members of the committee had any relationship with the corporation or any of its subsidiaries that would require disclosure under Item 404 of the Securities and Exchange Commission's Regulation S-K relating to insider transactions and indebtedness of management.

REPORT OF THE AUDIT COMMITTEE

The audit committee oversees the corporation's financial reporting process on behalf of the Board of Directors. In that connection, the committee, along with the Board of Directors, has formally adopted an audit committee charter setting forth its responsibilities. In addition, appropriate policies have been established to further strengthen disclosure procedures required under The Sarbanes-Oxley Act of 2002.

Management has the primary responsibility for the financial statements and the reporting process including the systems of internal control. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the annual report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the corporation's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent auditors the auditors' independence from management and the corporation including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditors' independence.

The committee discussed with the corporation's internal and independent auditors the overall scope and plans for their respective audits. The committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the corporation's internal controls and the overall quality of the corporation's financial reporting. The committee held four meetings during fiscal year 2002 in addition to reviewing the quarterly results with the financial auditors prior to press release.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The committee and the Board of Directors have also approved the selection of the corporation's independent auditors for 2003.

AUDIT COMMITTEE

Palmer E. Retzlaff, Chairman

LeeAnn Bergey

Henry M. Pollak

Shareholder Return Performance Graph

A line graph comparing the yearly change in the cumulative total shareholder return on the corporation's common stock against the cumulative total return of the NASDAQ Stock Market (U.S. Companies) Index and the NASDAQ Bank Stocks Index for the period of 5 fiscal years commencing January 1, 1998, and ending December 31, 2002, follows. The shareholder return shown on the graph below is not necessarily indicative of future performance.

Comparison of Five-Year Cumulative Total Returns

Performance Graph for Harleysville National Corporation

Certain Transactions

There have been no material transactions between any director or executive officer of the corporation or any of their associates and the corporation, nor are any such material transactions proposed. The corporation has had and intends to continue to have banking and financial transactions in the ordinary course of business with directors and executive officers of the corporation and its banking subsidiaries and their associates on comparable terms and with similar interest rates as those prevailing, from time to time, for other customers of its banking subsidiaries. Total loans outstanding from the corporation at December 31, 2002, to the corporation's executive officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $15,279,854, or approximately 7.4% of the total equity capital of the corporation. Loans to such persons were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. Total interest paid by the banks during 2002 on deposits held by such persons was $209,311.

Compliance With Section 16(a) Reporting

The rules of the Securities and Exchange Commission require that the corporation disclose late filings of reports of stock ownership (and changes in stock ownership) by its directors and executive officers. To the best of the corporation's knowledge, the following persons inadvertently missed Form 4 filing deadlines:

  Walter R. Bateman, II failed to timely file a report for the purchase of 500 shares during May 2002.
  Stephanie S. Mitchell failed to timely file a report for the purchase of 3,175 shares by her company, R. C. Smith Industries, Inc., for September 2002.

Independent Auditors

Grant Thornton LLP, Certified Public Accountants, of Philadelphia, Pennsylvania, served as Harleysville National Corporation's independent auditors for the 2002 fiscal year. Grant Thornton LLP assisted the corporation and its subsidiaries with:

    preparation of federal and state tax returns, and
    assistance in connection with regulatory matters,

charging the banking subsidiaries for such service at its customary hourly billing rates. Aggregate fees billed to Harleysville National Corporation and subsidiaries by the independent accountants for services rendered during the fiscal year ending December 31, 2002, were as follows:

    Audit Fees: $163,800
    Financial Information Systems
Design and Implementation Fees: $0
    All Other Fees: $ 67,800

These services were approved by the corporation's Board of Directors after due consideration of the effect of the performance thereof on the independence of the auditors.

Grant Thornton LLP has advised the corporation that none of its members has any financial interests in Harleysville National Corporation. The Board of Directors of Harleysville National Corporation has appointed Grant Thornton LLP, Certified Public Accountants, as the corporation's auditors for the fiscal year ending December 31, 2003.

Proposal No. 2

Mr. Steven S. Schneider of North Wales, PA, a shareholder of Harleysville National Corporation, who claims ownership of shares with a market value of at least $2,000 for more than one year, has furnished the following statement in support of his proposal:

Shareholder Proposal

Shareholders request that our Board of Directors vote to eliminate all anti-takeover provisions including the company's classified board from the Harleysville National Corporation ("Harleysville") Articles of Incorporation and Amended Bylaws, and seek shareholder approval prior to adopting any future anti-takeover provisions.

The present Harleysville Articles of Incorporation and Amended Bylaws contain provisions that serve to deter companies that might otherwise be interested in acquiring Harleysville in a deal that could offer substantial economic benefit to Harleysville shareholders.

Company Management Acknowledges Impact

Securities Exchange Commission (SEC) filings submitted by Harleysville contain language making it clear that management fully understands the intent and impact of such anti-takeover provisions. The following excerpts are from a Harleysville SEC filing dated February 11, 2000.

The overall effect of the various provisions described below might be to deter a tender offer or other proposal that a majority of the shareholders may view to be in their best interest. Such an offer might include a substantial premium over the market price of Harleysville's common stock. In addition, these provisions may have the effect of assisting Harleysville's current management in retaining its position and placing it in a better position to resist changes that shareholders may want to make if dissatisfied with the conduct of Harleysville's business.

These provisions may have the effect of making Harleysville less attractive as a potential takeover candidate by depriving shareholders of the opportunity to initiate special meetings at which a possible business combination might be proposed.

Additional Support for this Proposal Topic

The Investor Responsibility Research Center (IRRC) reported that "The majority of shareholders voting on proposals addressing antitakeover devices such as poison pills and classified boards already support these proposals, and their numbers continue to rise." (Source: IRRC press release dated June 14, 2002).

Institutional Investor Support

Large institutional investors have indicated support for shareholder voting on anti-takeover measures. The extent of such measures in Harleysville's bylaws may explain the small institutional interest in HNBC shares - 16.2% institutional ownership compared with the regional bank average of 44.3% (Source: Market Guide/Provestor report dated 8-12-2002).

Economic Impact on Shareholders

Anti-takeover provisions serve to transfer economic value from shareholders to management by putting management in a nearly insurmountable negotiating position with any potential acquirer. This allows management to negotiate on their own behalf first (e.g. positions and compensation in the combined company) and on the shareholder's behalf second.

Time to Act is Now

Recent disclosures of management scandal make it clear that boards of directors need to act more decisively and proactively on behalf of shareholders to deter self-dealing by management. Shareholders request that the Harleysville Board of Directors not wait to act until some event destroys substantial shareholder value.

In the interest of shareholder value vote yes:

SHAREHOLDER VOTE ON ANTI-TAKEOVER PROVISIONS

YES ON THIS PROPOSAL

COMPANY RESPONSE TO SHAREHOLDER PROPOSAL

Steven S. Schneider, an individual shareholder, has requested that our shareholders vote to eliminate our anti-takeover protections. He also asks that the shareholders vote on any future anti-takeover protections. Harleysville's Board does not believe this is in our shareholders' best interest.

We, like many other companies, have included provisions in our Articles of Incorporation to protect our shareholders and to maximize shareholder value in the event of a takeover attempt that we view as not being in the best interests of all shareholders. These provisions are not new and have been previously approved by you, the shareholders.

We believe that Harleysville's strong financial performance over many years speaks for itself and for the commitment of your Board of Directors and management. You have benefited from our Company's 27 consecutive years of increased earnings and 28 consecutive years of increased dividends. In 2002, our stock price was up 18%. Our long-term shareholders have also benefited from an increase in our stock price that is the result of your Board and management's efforts. Your Board has long been committed to corporate accountability and does not accept Mr. Schneider's proposition that anti-takeover protections insulate directors from responsibility. All directors are required to uphold their fiduciary duties to the Company and its shareholders. The Board takes its responsibility to you seriously. We are not aware of any demonstrable link between anti-takeover protections, including a classified board of directors, and a company's financial performance. The interests of our directors are, therefore, aligned with those of the Company and its shareholders.

We do not believe that Mr. Schneider's specific request that the Board consider elimination of our classified board is in your best interests.

The Board of Directors believes that a classified board offers important advantages to shareholders, is in the best interests of the Company and its shareholders, and should not be changed.

We believe that a classified board is advantageous and should not be changed because:

    it protects shareholders against potentially coercive takeover tactics, whereby a party attempts to acquire control of the Company on terms that do not necessarily offer the greatest value to shareholders;
    it helps to ensure that the Board has sufficient time to develop and consider proposals, appropriate strategies and possible alternatives, thereby enhancing its ability to negotiate the best result for all shareholders of the Company;
    it encourages potential acquirers to negotiate directly with the Board, which is the best position to maximize shareholder value from any change-in-control transaction or to oppose a transaction, if it is not in the best interests of the shareholders;
    it enhances continuity and stability in the Company's management and policies;
    it reduces the possibility of a sudden and disruptive change in the composition of the Board and the potential for sudden changes in strategy, policies and business relationships that may result;
    it allows directors to build on their past experience;
    it permits directors to develop knowledge of the industry and the perspective necessary for the development of sound long-term strategic planning; and, it allows the Board to provide informed oversight of the Company's policies.

As such, the Board believes that a classified structure is integral to increasing the Company's long-term value to shareholders. In addition, the continuity resulting from a classified board helps the Company to attract and retain qualified individuals willing to commit the time and dedication necessary to understand the Company, its operations and competitive environment.

Our classified board permits shareholders to annually change one-quarter of the directors and thereby substantially change the Board's composition and character. Corporate accountability depends on the selection of responsible and experienced individuals, not on whether they serve terms of one year or more. The Board understands that it must be responsive to shareholders. The Board has taken steps to assure corporate accountability through such measures as maintaining a majority of non-employee directors and having only non-employee directors on the Audit Committee.

Finally, shareholders should be aware that adoption of this proposal would not eliminate board classification and institute the annual election of directors, but would constitute merely a recommendation by the shareholders that the Board consider enacting such a change. Further action by the Board would be required, and shareholders would be required to vote to amend our Articles of Incorporation at a future meeting, incurring additional time and expense for the company.

For the reasons outlined above, the Board believes that anti-takeover protections, including a classified board of directors, is in the best interests of the Company and our shareholders; and, thus, the Board is opposed to the proposal.

Vote Required and Recommendation of Board of Directors

The affirmative vote of the holders of a majority of the common shares present in person or represented by proxy and entitled to vote on the shareholder's proposal is required to approve the shareholder proposal, which is framed as a "recommendation" to the board. An abstention is treated as being present and entitled to vote on the matter and, therefore, has the effect of a vote against the shareholder proposal. A broker "non-vote" is treated as not being entitled to vote on the matter and, therefore, is not counted for purposes of determining whether the shareholder proposal has been approved.

Your Board of Directors recommends a vote AGAINST the adoption of this shareholder proposal. Proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise in their proxies.

Electronic Distribution

You may choose to receive future distributions of Harleysville's material (quarterly reports, proxy statements, annual reports, etc.) via E-MAIL. Registered shareholders may go to website www.InvestPower.com to enroll. You will be asked to enter the company number and your ten digit account number. If your shares are held by a broker, please follow the broker instructions to receive Harleysville's material electronically or you may go to www.hncbank.com, select Investor Information, then click on "E-Mail Notification" from the list at the top of the page. After appropriately completing and submitting the form, you will be notified each time new information is released and becomes available on this website. You will be able to view the documents by clicking on "Documents" and following instructions, as prompted.

Householding

We have adopted a new procedure approved by the SEC called "householding." Under this procedure, multiple shareholders who share the same last name and address and do not participate in electronic delivery will receive only one copy of the proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to continue to receive multiple copies of the proxy materials at the same address, additional copies will be provided to you upon request. You may request multiple copies by notifying us in writing or by telephone at: Harleysville National Corporation, ATTN: Shareholder Services, 483 Main Street, P. O. Box 195, Harleysville, PA 19438-0195 or telephone 800-423-3955. You may opt-out of householding at any time prior to thirty days before the mailing of proxy materials in March of each year by notifying us at the address above.

If you share an address with another shareholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above-referenced address or telephone number.

Legal Proceedings

In the opinion of the management of the corporation, there are no proceedings pending to which the corporation is a party or to which its property is subject, which, if determined adversely to the corporation, would be material in relation to the corporation's undivided profits or financial condition. There are no proceedings pending other than routine litigation incident to the business of the corporation and its banking subsidiaries. In addition, no material proceedings are pending or are known to be threatened or contemplated against the corporation by government authorities.

Annual Report

We enclose a copy of the corporation's annual report for the fiscal year ended December 31, 2002, with this proxy statement. We furnish the annual report for your information only. We have not incorporated the annual report, or any part of the annual report, in this proxy statement. A representative of Grant Thornton LLP will attend the annual meeting and will have the opportunity to make a statement, if he desires to do so, and will be available to respond to any appropriate questions presented by shareholders.

Shareholder Proposals

Any shareholder who, in accordance with and subject to the provisions of the proxy rules of the Securities and Exchange Commission, wishes to submit a proposal for inclusion in the corporation's proxy statement for the 2004 Annual Meeting of Shareholders, must deliver the proposal in writing to the Secretary of the corporation at the principal executive offices of Harleysville National Corporation at 483 Main Street, P.O. Box 195, Harleysville, Pennsylvania 19438-0195, on or before Friday, November 7, 2003.

Additional Information

Any shareholder may obtain a copy of Harleysville National Corporation's Annual Report on Form

10-K for the fiscal year ended December 31, 2002, including the financial statements and the schedules thereto, required to be filed with the Securities and Exchange Commission, without charge, by submitting a written request to the Secretary of the corporation, Harleysville National Corporation, 483 Main Street, P.O. Box 195, Harleysville, Pennsylvania 19438-0195, telephone 215-256-8851.

Other Matters

The Board of Directors does not know of any matters to be presented for consideration other than the matters described in the accompanying Notice of Annual Meeting of Shareholders, but, if any matters are properly presented, persons named in the accompanying proxy intend to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Walter E. Daller, Jr.

Chairman, President

and Chief Executive Officer

Date: March 7, 2003

HARLEYSVILLE NATIONAL CORPORATION